Exhibit 99.1

Greatbatch Announces Acquisition Of DePuy Orthopaedics’ Chaumont, France Manufacturing Facility

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (NYSE: GB) announced today that its subsidiary Precimed, S.A. (“Precimed”) has successfully completed the previously announced acquisition of DePuy’s Chaumont, France manufacturing facility. The Chaumont facility will continue to produce primary hip stems and shoulder implants for DePuy for the foreseeable future.

This transaction, including a new 4-year supply agreement with DePuy, enhances Greatbatch’s and Precimed’s strategic relationship with one of the largest orthopedic companies in the world. The addition of this facility will align Precimed closer to its orthopedic OEM customers and further extends its offerings to a full range of orthopedic implants notably for the hip, shoulder and knee segments. The Chaumont facility has approximately 200 highly skilled employees with large-scale manufacturing expertise including machining of metals and plastics, engraving and laser etching, surface treatments, in house HA coatings capabilities and a Class 100,000 clean room with the ability to deliver a sterile packaged, fully labeled implant.

The acquisition of the DePuy facility was structured as an asset purchase. The purchase price was funded with cash on hand and availability under Greatbatch’s revolving credit agreement.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Anthony Borowicz, 716-759-5809
Treasurer and Director, Investor Relations
tborowicz@greatbatch.com